Exhibit 10.28

January 28, 2016

Louis Paglia

105 Flying Hills Circle

Cary, NC 27513

Dear Louis,

It is a pleasure to welcome you, and to formally conditionally offer you the position of EVP, SterlingBackcheck Ventures. In this position, you will be part of the Executive Committee and you will report to Todd Owens, Chief Operating Officer. Your anticipated start date in this new position will be January 29, 2016. Your total compensation package is outlined below:

1.	Base Salary: $335,000 payable semi-monthly the 15th and last business day of the month.

2.	Status: Exempt, for purposes of federal wage-hour law, which means that you will not be eligible for overtime time pay.

3.

Bonus: In addition to the base compensation above, SterlingBackcheck will provide you with a target annual bonus opportunity of up to 25% of your base salary, pursuant to the terms of Sterling’s Annual Incentive Plan. This will be based upon your achievement of specific business objectives to be established shortly after you begin your employment, pro-rated based upon your start date and Sterling meeting its annual corporate goals.

4.

Equity Participation: An award of options to purchase 29.4985 shares at the Fair Market Value (FMV) option exercise price per share under Sterling Ultimate Parent Corp. 2015 Long-term Equity Incentive Plan will be granted upon commencement of your employment.

In addition to your salary, your total compensation and rewards package also includes:

Paid Time Off (PTO): You will be eligible for 19 PTO days per year. All eligible employees will receive a pro-rated number of PTO days based on the number of months worked in the calendar year. More specific details regarding the Sterling Infosystems, Inc. PTO policy will be shared with you at New Hire Orientation and are contained in the Employee Handbook.

Holidays: In addition to paid time off, you will receive 9 paid holidays per year, as they occur. More specific details regarding recognized holidays and the holiday policy will be shared with you at New Hire Orientation and are contained in the Employee Handbook.

Annual Merit Review: You will be eligible for a merit review in conjunction with an annual performance appraisal each year.

Comprehensive Benefits Programs: There is a wide array of other benefits you will enjoy as a SterlingBackcheck employee (Medical, Dental, Vision and 401K). A portion of these benefits will be effective on the first of the month following your start date. You will be

1 State Street Plaza, 24th Floor, New York, NY 10004

Telephone (212) 736 5100 • (800) 899-2272 • Facsimile (212) 736-0683

www.sterlingbackcheck.com

scheduled to attend a New Hire Introduction and Benefits Orientation once onboard. There your benefits will be explained in detail and you may ask any benefits related questions. The attached Plan Documents govern these benefits.

On your first day we need you to please bring in the required documentation to complete your 1-9 Form and new hire paperwork. An example of the required paperwork would be a passport OR both your social security card or birth certificate AND driver’s license or state identification card. In order to take advantage of direct deposit, please bring a voided blank check with you.

Severance Agreement: Should your employment be terminated by SterlingBackcheck for reasons other than for “Cause” (as defined below), death or permanent disability after your actual start date you are eligible for salary continuation for twelve (12) months following your last day of work, provided that you continue to adhere to all previous commitments including, but not limited to, not disclosing proprietary and confidential information, do not compete with SterlingBackcheck and do not solicit clients or employees of Sterling, and further provided that you execute, deliver, and don’t revoke a separation and general release agreement in a form agreeable to Sterling. Salary continuation shall cease upon your employment with another organization. You agree to disclose such information upon starting said employment.

A termination shall be for “Cause” if such termination is for reasons, as determined by the Company in its reasonable discretion, including but not limited to the following: (1) material dishonesty; (2) serious misconduct; (3) breach of fiduciary duty to Company; (4) conviction of any job-related crime; (5) failure or refusal to follow, carry out, or execute a reasonable and lawful order, instruction or directive from the Company’s CEO; or (6) material breach of this Agreement after notice thereof and failure to cure such breach within twenty (20) days of said notice, as determined in Company’s reasonable discretion, if such violation is capable of curing; and (7) any breach of any Sterling Policy or any obligations under the Agreements you are required to sign as a condition of employment (to the extent any such breach is curable, employee will have twenty (20) days to cure the breach upon notification from the Company). Any termination of Employee for Cause as set forth herein shall relieve the Company from any obligation under this Agreement. You are not eligible for severance if you resign or are terminated for Cause.

This offer is not intended to be, nor should it be construed as a guarantee that employment or any benefit program will be continued for any period of time. Any salary figures stated in annual terms are stated for the sake of convenience or to facilitate comparisons and are not intended to create an employment contract for any specific period of time. In accordance with our policy, this offer is contingent upon satisfactory completion of one or more of the following: a background check including a check of criminal, credit and business references, and pre-employment drug screening test. The background inquiries and testing required are subject to local law. This offer is also contingent upon you signing several policy acknowledgments and agreements prior to, or on your first day of employment.

Your acceptance of this offer means that you are now a part of a fine group of dedicated professionals operating as a team with the common objective of providing the finest pre-employment screening solutions available today. At SterlingBackcheck, our goal is to promote a feeling of teamwork and mutual respect among all employees. We encourage and reward superior performance, initiative and innovation. As you become more familiar with your assignment and better acquainted with the other members of your team, you will

1 State Street Plaza, 24th Floor, New York, NY 10004

Telephone (212) 736 5100 • (800) 899-2272 • Facsimile (212) 736-0683

www.sterlingbackcheck.com

find that we all play an important role in making SterlingBackcheck the leader in our industry. Your energy, initiative and creative application to your job will ensure our continued record of achievement and success.

We are happy that you have decided to join the SterlingBackcheck team, and are confident that you will make a positive contribution to our organization. So again, welcome!

If you have any questions, please don’t hesitate to contact me at 212-812-1039.

Sincerely,

Alla Schay

Chief Human Resource Officer

By signing below I acknowledge and accept this offer letter and the associated terms within. I further understand this offer letter is not intended to convey or establish employment for any specified period of time and my employment with SterlingBackcheck is At-Will.

/s/ Lou Paglia	1/28/16
(SIGNATURE)	(DATE)

1 State Street Plaza, 24th Floor, New York, NY 10004

Telephone (212) 736 5100 • (800) 899-2272 • Facsimile (212) 736-0683

www.sterlingbackcheck.com